Exhibit 99.1

          Greene County Bancshares Completes Acquisition of Independent
                             Bankshares Corporation

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Nov. 21, 2003--Greene County Bancshares, Inc. (the "Company") (NASDAQ:GCBS) today completed its acquisition of Gallatin, Tennessee-based Independent Bankshares Corporation ("IBC"). IBC was the bank holding company for First Independent Bank, which has four offices in Gallatin and Hendersonville, Tennessee, and Rutherford Bank and Trust, with three offices in Murfreesboro and Smyrna, Tennessee. First Independent Bank and Rutherford Bank and Trust today were subsequently merged with the Company's wholly-owned subsidiary, Greene County Bank, with Greene County Bank as the surviving entity.
    The acquisition of IBC, which creates a $1.1 billion bank holding company for the Company, is valued at approximately $30.1 million. Consideration in the transaction includes the issuance of 836,310 shares of the Company's common stock and payment of approximately $9.06 million in cash in exchange for all outstanding IBC common stock. The Company now has approximately 7.7 million common shares outstanding.
    Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer of the Company, said, "The completion of this merger with IBC marks another significant milestone in the growth of our Company. Obviously, we think the merger will benefit our shareholders, as we continue to strengthen our banking network and extend our market reach to attractive Middle Tennessee markets. Moreover, it nicely complements our other expansion activities in existing markets, such as Knoxville and Knox County. We believe this merger will benefit our customers as well, including those we now welcome in Gallatin, Hendersonville, Murfreesboro and Smyrna. We know that IBC is rightly proud of its reputation for service and prizes its loyal customers, and we intend to preserve that legacy and build on a strong Middle Tennessee foundation going forward."
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $1.1 billion, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 37 branches throughout East and Middle Tennessee, one branch in western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.


    CONTACT: Greene County Bancshares, Inc., Greeneville
             William F. Richmond, 423-787-1211